EX 99.28(h)(2)(viii)

SIXTH AMENDMENT TO

THE TRANSFER AGENCY AGREEMENT BETWEEN PPM FUNDS AND

UMB FUND SERVICES, INC.

This Sixth Amendment (the “Amendment”) is made as of January 1, 2021 (the “Effective Date”) and amends the Transfer Agency Agreement (the “Agreement”) dated February 15, 2018, as amended between PPM Funds, a Massachusetts business trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Transfer Agent”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies.

WHEREAS, the Board of Trustees of the Trust approved plans of liquidation for the following Funds of the Trust on October 6, 2020:

(1)	PPM Floating Rate Income Fund
(2)	PPM Long Short Credit Fund
(3)	PPM Large Cap Value Fund
(4)	PPM Mid Cap Value Fund.

WHEREAS, the Board of Trustees of the Trust approved the Fifth Amended and Restated Schedule A to the Agreement on October 6, 2020, to remove the four Funds listed above from Schedule A as of December 30, 2020.

WHEREAS, due to the decrease in the number of Funds to be serviced by the Transfer Agent, the Trust and the Transfer Agent agree to update the term of the Agreement set forth in Section 8 of the Agreement and the minimum annual fee set forth in Schedule C to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Trust and the Transfer Agent hereby agree to amend the Agreement, effective January 1, 2021, as follows:

1.	Section 4(a) of the Agreement is hereby deleted and replaced with the following:

As compensation for the performance of the Services, the Trust agrees to pay Transfer Agent the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee and shall be prorated for any Fund added to Schedule A for a period of less than 12 months. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds. The Trust agrees to pay Transfer Agent's then current rate for Services added to, or for any enhancements to existing Services set forth on Schedule B after the execution of this Agreement, or any amendment thereto. In addition, to the extent that Transfer Agent corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior agent or service provider, Transfer Agent shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

2.	Section 8(a) of the Agreement is hereby deleted and replaced with the following:

This Agreement shall become effective with respect to each Fund as of January 1, 2021 (the “Effective Date”) and, with respect to each Fund not in existence on that date, on the later of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or such Fund commences operations. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to each Fund listed on Schedule A for a one-year period beginning on the Effective Date (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods (each a “Renewal Term”).

3.	The Third Amended and Restated Schedule C to the Agreement is deleted and replaced with Amended and Restated Exhibit C, attached as Exhibit A hereto.

4.	Each Party represents and warrants to the other that it has full authority to enter into the Amendment, upon the terms and conditions hereof, and that the individual executing the Amendment is duly authorized to bind the respective party to the Amendment.

5.	The Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but which together shall constitute but one and the same instrument. The electronic or facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

6.	The Amendment shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.

7.	All other terms and conditions not otherwise referenced herein shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed, effective January 1, 2021.

PPM FUNDS

By: /s/ Mary T. Capasso

Name: Mary T. Capasso

Title: Vice President, Chief Legal Officer, and Assistant Secretary Date: December 14, 2020

UMB FUND SERVICES, INC.

By: /s/ Maureen Quill

Name: Maureen Quill

Title: EVP Registered Funds

Date: January 11, 2021

Exhibit A

Amended and Restated Schedule C

to the

Transfer Agency Agreement by and between

PPM Funds and

UMB Fund Services, Inc.

Effective January 1, 2021

FEES

Base Fee
Annual net asset-based fee per CUSIP*	.5 bps
*subject to an annual minimum of $12,500 for each Fund referenced on Schedule A

Account Fees
■Open account fee: ❑ Non Matrix level 3 accounts	$10.00
❑ Matrix level 3 accounts	$7.00
■ Closed account fee (per year)	$2.50

USA PATRIOT Act & Escheatment Fees
■ Per fund (per year)	$2,000
■ Suspicious Activity Report filing (per occurrence)	$25.00
■ Escheatment filing (per state)	$50.00

Retirement Accounts (IRA / Roth / Others)
■ Annual maintenance fee per account (may be charged to shareholders)	$15.00
■ IRA transfer/rollover/recharacterization/RMD fee (peroccurrence)	$15.00

Advanced Reporting Solutions
Annual maintenance fee	$2,500

Shareholder Services
■ Telephone calls (per minute)	$1.00
■ Letters/e-mails, research/lost shareholder (per occurrence)	$2.75

Document Services
■ Standard applications and forms in electronic format	no charge
■ Customized forms	as quoted
■ Pre-printed, machine-ready statement inserts (per item)	$.03
■ Standard single-sided statement/confirm/tax form/check (per item including.pdf)
❑ First page	$.30
❑ Each additional page	$.15

Reprocessing Charges

Base fee – per occurrence, per day, per fund	$500

Applies when shareholder transactions are required to be reprocessed as a result of incorrect or not timely NAV or dividend information caused by the Advisor or other entity unaffiliated with UMBFS

Rule 22c-2 Service Fees

One-time Set-up Fee

Per fund family

$2,000

Annual Management Fee for STN 22c-2 Services

Per CUSIP (billed monthly)

$3,000/yr.*

*Subject to a minimum of $5,000 per year, per fund family

The Annual Management Fee applies to UMB Fund Services’ review and reporting of exception items. Additional reports or requests for data that are outside of the exception-based reporting process are deemed special projects billed at the rate shown in this fee schedule.

NSCC’s Mutual Fund Profile II Services* ■ Tier 1: Activate Mutual Fund Profile II – Advisor populates data	No fee

*Funds using Mutual Fund Profile II services will also pay out-of-pocket fees charged by DTCC of $850/mo. for up to 25 CUSIPs or $2,000/mo. for 26+ CUSIPs.

Internet Services
■ Broker Browser ❑ One-time set-up fee (standard)	$1,500
❑ Inquiry	no charge

Out-of-Pocket Expenses

■	One-time fee to initiate STN 22c-2, per fund family

$2,000

■	Monthly fee for STN 22c-2 services

The monthly fee is based on number of CUSIPs participating at time of service initiation. Pricing will increase or decrease based on CUSIP count annually (or more frequently upon occurrence of a merger or similar event) to the appropriate tier based on number of CUSIPs at time of adjustment:

❑	0–15 CUSIPS with up to 900,000 stored records

$560/mo.

❑	16–30 CUSIPS with up to 1.8 million stored records

$800/mo.

❑	31+ CUSIPS with up to 2.5 million stored records

$960/mo.

A fee of $200 per month will be charged for each additional 1.2 million records stored beyond the number included as part of the monthly fee.

The above out-of-pocket expenses will increase to the extent that FIS increases its pricing under the contract between UMB Fund Services and Delta Data.

In addition to the fees noted above, certain third-party fees and expenses (including NSCC charges) may be billed directly by the applicable third-party provider or passed through by UMB Fund Services.

Programming and Special Project Fees

Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, retirement plan documents, proxies and proxy services, DTCC/NSCC participant billing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation; however, a formal notice of the fee increase, which may be as included in an invoice, shall be provided defining the exact escalation amount.

CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Optional Services

NSCC’s Mutual Fund Profile II Services*
■ Tier 2: Activate Mutual Fund Profile II – UMBFS supports Advisor in populating data	$1,000
❑ One-time set-up fee, per fund family
❑ Monthly maintenance fee – up to 25 CUSIPs	$250
❑ Monthly maintenance fee – more than 25 CUSIPs	$500
*Funds using Mutual Fund Profile II services will also pay out-of-pocket fees charged by DTCC of $850/mo. for up to 25 CUSIPs or $2,000/mo. for 26+ CUSIPs.

VRU Services
■ One-time VRU set-up fee	$1,500
■ Annual VRU maintenance fee	$1,500
■ VRU charge (per call)	$.40

■	Online Access and Web-based document mailing – per fund family
❑	One-time set-up fee	$10

,000

❑	Annual maintenance fee – up to 50,000 accounts

$9,000

❑	Annual maintenance fee – over 50,000 accounts

$16

,500

❑	Per shareholder, per mailing*

$ .15

*statements, prospectuses, financial reports, etc.

FATCA Services

Annual FATCA services fee

$2,500